Exhibit 10.2
SUPERVALU INC.
FISCAL 2012 — 2014 MULTI-YEAR PERFORMANCE AWARD
UNDER THE 2007 STOCK PLAN
PERFORMANCE AWARD TERMS AND CONDITIONS
These Performance Award Terms and Conditions (the “T&C”) is between SUPERVALU INC., a Delaware corporation (the “Company”), and you, the person named in the attached Award Certificate who is an employee of the Company or one of its Affiliates, pursuant to the Company’s 2007 Stock Plan (the “Plan”). This T&C is effective as of the date of grant set forth in the attached Award Certificate (the “Grant Date”). Capitalized terms that are used in this T&C, but are not defined, shall have the meanings ascribed to them in the Plan.
For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:
1. Performance Award. The Company hereby grants to you, effective as of the Grant Date, a Performance Award, subject to the terms and conditions of this T&C, the attached Award Certificate and the Plan. Except as otherwise set forth in this T&C, the amount to be paid to you, if any, (the “Payout Value”) shall be equal to the increase in the Company’s market capitalization during the Performance Period multiplied by the Award Percentage set forth in the attached Award Certificate. For purposes of this Performance Award, the increase in the Company’s market capitalization for the Performance Period shall be determined by subtracting the Company’s F12 Market Capitalization from the F14 Market Capitalization. Your Payout Value will be reviewed and approved by the Committee administering the Plan following the end of the Performance Period, but no event later than 120 days following the end of the Performance Period.
“F12 Market Capitalization” shall equal 212,200,000 (which represents the approximate number of shares of Common Stock expected to be outstanding) times $11.00, which represents the closing sales price for the Common Stock as of April 21, 2011 as reported on the New York Stock Exchange rounded to the nearest quarter of a dollar. For purposes of clarity, the expected number of shares to be outstanding as of April 21, 2011 will not be adjusted to reflect the actual number of shares outstanding as of April 21, 2011.
“F14 Market Capitalization” shall equal 212,200,000 times the average of the closing sales prices for the Common Stock on the New York Stock Exchange (or, if the Common Stock is not listed on the New York Stock Exchange, the principal other market on which the Common Stock is then listed) for the twenty (20) Trading Days following the public release of year-end financial results for the fiscal year ending February 22, 2014 (“Fiscal Year 2014”), with such average rounded to the nearest quarter of a dollar, provided, however, that such average closing sales price shall be limited for purposes of this calculation to not more than $36.00 per share, the sum of the closing sales price for the Common Stock on the New York Stock Exchange on April 21, 2011 and $25.00.
For illustrative purposes only, if the closing sales price for the Common Stock as of April 21, 2011 is $7.74, F12 Market Capitalization shall be calculated using a price of $7.75. “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, the principal other market on which the Common Stock is then listed.
Notwithstanding the foregoing, if EBITDA (defined as the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization)) is equal to or greater than $5.7 billion (“Target EBITDA”) for the three-year Performance Period, as derived from the Company’s audited financial statements, you shall receive the greater of the Payout Value and the Alternative Payout Value specified on the attached Award Certificate.
Payment of the Payout Value or the Alternative Payout Value, if any, will be made fifty percent (50%) in cash and fifty percent (50%) in Company common stock, $1.00 par value (the “Common Stock”), at the time specified and as otherwise set forth in Section 6 of this T&C.

2. Rights with Respect to Common Stock. The Performance Award granted pursuant to the Award Certificate does not and shall not give you any of the rights and privileges of a holder of Common Stock.
3. Change in Control. Notwithstanding the provisions of Section 1 hereof, but subject to the other terms and conditions of this T&C, upon the occurrence of a Change in Control (as defined below) on or prior to the last day of the Performance Period, then (i) the increase in market capitalization for purposes of calculating the Payout Value will be determined by subtracting the Company’s F12 Market Capitalization from the Company’s Change in Control Market Capitalization, (ii) achievement of the Alternative Payout Value shall be determined by prorating Target EBITDA for the number of full months completed prior to the Change in Control, and if that amount is less than the actual amount of EBITDA generated for the same period used for prorating Target EBITDA, then the Alternate Payout Value will be earned, and (iii) the greater of the Payout Value and the Alternative Payout Value as so calculated shall be paid at the time specified in Section 6 hereof. For purposes hereof, the term “Change of Control” means any of the following events:
a)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

b)	the consummation of any merger or other business combination of the Company, sale or lease of all or substantially all of the Company’s assets or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least sixty percent (60%) of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions;

c)	within any 24-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest); or

d)	such other event or transaction as the Board shall determine constitutes a Change in Control.
“Change in Control Market Capitalization” shall equal 212,200,000 times the closing sales price for the Common Stock on the New York Stock Exchange (or, if the Common Stock is not listed on the New York Stock Exchange, the principal other market on which the Common Stock is then listed) as of the Trading Day immediately prior to the Change in Control.
4. Forfeiture; Effect of Termination of Employment. If you cease to be an employee of the Company or any of its Affiliates for any reason prior to the date the Payout Value or the Alternative Payout Value is actually paid pursuant to Section 1 or Section 3 hereof, then your rights under the Performance Award shall be immediately and irrevocably forfeited. However, if you cease to be an employee of the Company or any of its Affiliates for any reason prior the date the Payout Value or the Alternative Payout Value is actually paid pursuant to Section 1 or Section 3 hereof, the Committee administering the Plan will have discretion to determine whether any amount should be paid to you at the same time other payments are made pursuant to Section 1 or Section 3 hereof.
The Performance Award shall not be affected by any change of your duties or position or by a temporary leave of absence approved by the Company, so long as you continue to be an employee of the Company or of an Affiliate.
5. Restrictions on Transfer. This Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered by you, and no attempt to transfer the Performance Award, whether voluntary or involuntary, by operation of law or otherwise, shall entitle the transferee with any interest or right in or with respect to the Performance Award.
6. Payment. After the amount of the Payout Value and the Alternative Payout Value have been determined pursuant to Section 1 or Section 3 hereof, the Company shall cause the Payout Value or the Alternative Payout Value, whichever is greater, to be paid to you as follows: (i) cash in the amount equal to fifty percent (50%) of the Payout Value or the Alternative Payout Value, less any amount withheld to pay taxes pursuant to Section 7 hereof, and (ii) shares of Common Stock with a Fair Market Value equal to fifty percent (50%) of the Payout Value or the Alternative Payout Value, less any amount withheld to pay taxes pursuant to Section 7 hereof. The Company will pay to you in cash the Fair Market Value of any fractional share of Common Stock (less any amount withheld to pay taxes). For purposes of this Section 6, the Fair Market Value of the Common Stock shall be as of the date of payment. If the number of shares of Common Stock to be issued to you is less than one hundred (100) shares, payment shall be made one hundred percent (100%) in cash. Any payment made pursuant to Section 1 hereof shall be made within a reasonable time following the determination of the Payout Value and the Alternative Payout Value by the Committee administering the Plan, but in no event later than one hundred and twenty (120) calendar days after the end of the Performance Period. Any payment made pursuant to Section 3 hereof shall be made at the time of the Change in Control.
7. Taxes. You acknowledge that you are responsible for the payment of any federal, state, local or other taxes that are required to be withheld by the Company upon payment of the Payout Value or the Alternative Payout Value. In order to satisfy any applicable federal, state, local or other taxes that are required to be withheld, the Company shall withhold a portion of both the Common Stock payment, and the cash payment to be delivered pursuant to Section 6 hereof in the amount equal to the statutory minimum federal and state income tax required to be withheld upon payment thereof. In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require you to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are your sole and absolute responsibility, are withheld from you.
8. Adjustments. The Committee shall make equitable adjustments in the calculation of the Payout Value to reflect unusual, extraordinary, nonrecurring or other events occurring during the Performance Period that affect the Company’s market capitalization, including the transfer, distribution, spin-off, split-up or other disposition of property or assets for which the Company does not receive fair value. The Committee shall make equitable adjustments in the calculation of EBITDA to reflect unusual, extraordinary, nonrecurring or other events occurring during the Performance Period that affect the Company’s EBITDA, including changes in applicable accounting rules or principles, or in the Company’s methods of accounting, , or such other factors as the Committee may determine.
9. Severability. In the event that any portion of this T&C shall be held to be invalid, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of this T&C.
10. Interpretations. This T&C is subject in all respects to the Plan. A copy of the Plan is available upon your request. In the event that any provision of this T&C is inconsistent with the terms of the Plan, the terms and provisions of the Plan shall govern. Any question of administration or interpretation arising under this T&C shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.
11. No Right to Employment. Nothing in this T&C or the Plan shall be construed as giving you the right to be retained as an employee of the Company. In addition, the Company may at any time dismiss you from employment, free from any liability or any claim under this T&C, unless otherwise expressly provided in this T&C.
12. Compensation. Any compensation realized from the receipt or payment of the Performance Award shall constitute a special long-term incentive payment to you and whether or not it is taken into account as compensation in determining the amount of any benefit under any retirement or other employee benefit plan of the Company or any of its Affiliates will be determined solely under the terms of those benefit plans.
13. Headings. Headings are given to the sections and subsections of this T&C solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this T&C or any provision hereof.
14. Governing Law. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of this T&C and the attached Award Certificate.
15. Notice. For purpose of this Award T&C, notices and all other communications provided for in Award T&C or contemplated hereby either shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:
P.O. Box 990
Minneapolis, MN 55440
Attention: Corporate Secretary
and in the case of you, to you at the most current address shown on your employment records. Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

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